UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 8, 2016

CAPNIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36593	77-0523891
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1235 Radio Road, Suite 110

Redwood City, CA 94065

(Address of principal executive offices)

(650) 213-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On July 17, 2015, Capnia, Inc. (“Capnia” or the “Company”) received a written notice of deficiency from The NASDAQ Stock Market (“NASDAQ”) on account of the Company’s failure to comply with NASDAQ’S Marketplace Rule 5550(b)(2), requiring the Company to maintain a $35 million minimum Market Value of Listed Securities for the Company’s common stock.

On January 8, 2016, the Company consummated the second closing of its private placement transaction (the “Private Placement”) with funds managed by Sabby Management, LLC (“Sabby”), pursuant to which it sold securities to Sabby for gross proceeds of approximately $5,445,000.40. The first closing was previously disclosed in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 15, 2015, at which time the Company sold securities to Sabby for gross proceeds of approximately $4,554,999.60. Following the second closing of the Private Placement, the Company has sold an aggregate of approximately $10,000,000 in securities (inclusive of the amounts raised in both the first closing and the second closing).

As a result of the Private Placement and the sale of securities to Sabby, the Company is as of January 8, 2016 in compliance with the NASDAQ’s Marketplace Rule 5550(b)(1), requiring the Company to maintain at least $2.5 million in Stockholders Equity. NASDAQ will continue to monitor the Company’s ongoing compliance with the continued listing standards for NASDAQ Capital Market Companies and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPNIA, INC.
Date: January 11, 2016
	By:	/s/ David D. O’Toole
David D. O’Toole
Chief Financial Officer